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                          NONRECOURSE PROMISSORY NOTE


$1,842,847.20                   Eugene, Oregon                    March 10, 1999


     DALLAS C. TROUTMAN promises to pay to the order of TROUTMAN INVESTMENT COMPANY, an Oregon corporation, at 86776 McVay Highway, Eugene, Oregon 97405, or to such other person or at such other place as the holder hereof may designate, the amount of $1,842,847.20 plus interest thereon at the rate of 4.62 percent per annum from the date hereof until paid, payable in annual interest only installments, with the first such annual installment due on or before March 9, 2000, and a like annual installment due on March 9, 2001. The full remaining balance, principal and interest, shall be paid on March 9, 2002.

     Prepayment may be made at any time, wholly or partially, without penalty. Provided, that no prepayment shall affect the regular payments due hereunder. All payments, including any prepayments, shall be applied first to accrued interest to the date of payment or prepayment and then to principal.

     If any payment is not paid promptly as the same becomes due, the entire amount of principal and accrued interest shall be immediately due and collectible at the option of the holder of this note.

     If this note is placed in the hands of an attorney for collection, the undersigned promises and agrees to pay the holder's reasonable collection costs, including reasonable attorney's fees, even though no legal proceeding is filed hereon; however, if a legal proceeding is filed for the purpose of interpreting or enforcing this Promissory Note, the holder shall be entitled to recover a reasonable attorney's fee in such proceeding, or any appeal thereof, in addition to the costs and disbursements allowed by law.

     THIS NONRECOURSE PROMISSORY NOTE IS SECURED BY A STOCK PLEDGE AGREEMENT OF EVEN DATE HEREWITH. Notwithstanding any other provision contained in this Nonrecourse Promissory Note or in the Stock Pledge Agreement, the undersigned shall not be personally liable for payment of any amounts due hereunder; in the event of default in payment of any amounts due hereunder, or under the terms of the Stock Pledge Agreement securing this Nonrecourse Promissory Note, the sole remedy of the holder of this Nonrecourse Promissory Note shall be to realize upon its collateral under such Stock Pledge Agreement; and specifically the holder shall not be entitled to waive such security and enforce the indebtedness represented by this Nonrecourse Promissory Note, nor shall the holder be entitled to obtain a deficiency upon realizing upon such collateral.

                                       /s/ Dallas C. Troutman
                                       ----------------------
                                       Dallas C. Troutman